EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-126656, Form S-3 No. 333-122055, Form S-3 No. 333-63918, Form S-3 No. 333-40451, Form S-8 No. 333-37537, Form S-3 No. 333-78061, Form S-8 No. 333-82513, Form S-8 No. 333-44326 and Form S-3 No. 333-49418) of Arden Realty, Inc. and in the related Prospectuses of our reports dated March 9, 2006, with respect to the consolidated financial statements of Arden Realty, Inc., Arden Realty, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Arden Realty, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP
Los Angeles, California
March 15, 2006